UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2012

INDUSTRIAL SERVICES OF AMERICA, INC.
(Exact name of registrant as specified in its Charter)

Florida	0-20979	59-0712746
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7100 Grade Lane, P.O. Box 32428, Louisville, Kentucky	40232
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(502) 366-3452

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director.

On March 22, 2012, Roman Epelbaum, a director of Industrial Services of America, Inc. (the "Company") informed the board of directors (the "Board") that he would decline to stand for re-election at the Company's 2012 Annual Meeting of its Stockholders (the "Annual Meeting").  Mr. Epelbaum will continue to serve until his successor is duly elected and qualified.  The board of directors of the Company nominated Alan Gildenberg to stand for election at the Annual Meeting.  Mr. Gildenberg has been a registered investment advisor at Falcon Global Partners, LLC since 2007, and since 2009, has been a consultant to K & R, LLC, an entity owned by Harry Kletter, the Company's Chairman and Chief Executive Officer.  He was previously a registered representative at Wachovia Securities from 2001 until March 2007 and R.W. Baird from 1997 through January 2001.  His experience also includes his work as an independent futures and options trader at the Chicago Mercantile Exchange for five years.  Mr. Gildenberg has a B.B.A. in Business Administration from the University of Michigan.

Compensatory Arrangements of Certain Officers.

            On March 26, 2012, the Board approved a new Executive Compensation Plan (the "ECP") pursuant to the Industrial Services of America, Inc. Long‑Term Incentive Plan (the "Long‑Term Inventive Plan") which was approved by the Company's shareholders at the Company's 2010 Annual Meeting.  The description of and policies behind the ECP are as follows.

The ECP is a cash-based, pay-for-performance incentive plan.  The ECP covers executives and certain other personnel as determined by the Compensation Committee and the Company's President.  The ECP will reward the achievement of the certain corporate operating and financial targets to be set by the Compensation Committee at the beginning of each year.

The Compensation Committee may also establish individual performance goals for executives in connection with annual incentive compensation.

The Compensation Committee, in consultation with the Board, will establish the Company's performance goals at the beginning of each year.  The Compensation Committee will award incentive bonuses based on the degree to which corporate performance objectives were met during the year.  The total amount of the target annual incentive payments will range from 10% of an executive's base salary to 100% of base salary, although the Compensation Committee reserves the right to adjust awards at its discretion (including awarding over 100% of base salary in incentive payments).

Long Term Incentive Plan

Long-term incentive compensation opportunities under the ECP are performance-based. Long-term incentives provided by the Company will consist of equity awards based on achievement of certain corporate targets. The terms of the long-term incentive awards are more fully described below.  The Company may award long-term incentives in the form of restricted stock, stock options and other forms of equity incentives as more fully described in the Company's Long-Term Incentive Plan.  The Compensation Committee believes equity-based performance awards provide an adequate incentive to management to perform well for stockholders.  In addition, equity awards have been an effective means of attracting and retaining management talent.

The Company has designed its ECP to ensure that incentive compensation reflects the growth and profitability of the Company.  Each of the equity-based awards offered by the Company is intended to reward specified results. These awards promote a long-term view, reward long-term positive performance of the Company, and are intended to align management's interests with stockholders' interests.

Stock Options

The ECP includes stock options because the Company believes they serve a valuable purpose in aligning management's interests with stockholders' interests. Because stock options vest over time, they serve not only as an incentive for superior performance, but also as a retention device. The Company generally receives an income tax deduction when an executive exercises a stock option.

Restricted Stock Awards

A "Restricted Stock Award" is a grant of shares of company stock in which the recipient's rights in the stock are restricted until the shares either vest or lapse in restrictions.  Such shares of stock are subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the recipient, or achievement of performance or other objectives, as determined by the Compensation Committee.

For Restricted Stock awards, the Compensation Committee has established a three-year vesting schedule, in equal, sequential, annual installments beginning on the first anniversary of the grant date.

Unless otherwise prescribed by existing employment contracts or other agreements, long-term incentives will range from 7.5% to 30% of an executive's base salary.  The Company may also award long-term incentive compensation to other senior managers in amounts ranging from 3.8% to 15% of the manager's base salary.

The Company has adopted a form of Restricted Stock Award and form of Option Award, which are attached to this report as Exhibits 10.1 and 10.2 respectively, and incorporated herein by reference.

The ECP replaces the Company's previously existing Management Incentive Plan (the "MIP") and Executive Inventive Plan (the "EIP").  The MIP and EIP have been cancelled by the Board in their entirety, unless otherwise prescribed by existing employment agreements.

Item 9.01.      Financial Statements and Exhibits.

(d)      Exhibits.

The following Exhibits are filed with this Form 8-K.

Exhibit No.     Description

10.1                 Form of Restricted Stock Agreement.

10.2                 Form of Stock Option Agreement.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL SERVICES OF AMERICA, INC.

Date: March 28, 2012	By:	/s/ Robert Coleman
Robert Coleman
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.     Description

10.1                 Form of Restricted Stock Agreement.

10.2                 Form of Stock Option Agreement.